Exhibit 99.1

EYENOVIA ANNOUNCES $12 MILLION REGISTERED DIRECT OFFERING

NEW YORK, August 24, 2023 (GLOBE NEWSWIRE) -- Eyenovia, Inc. (NASDAQ: EYEN), a commercial-stage ophthalmic technology company commercializing Mydcombi™ (tropicamide+phenylephrine ophthalmic spray for mydriasis) and developing the Optejet® device for use both in connection with its own drug-device therapeutic product candidates for presbyopia and pediatric progressive myopia as well as out-licensing for additional indications, today announced that it has entered into a Securities Purchase Agreement with a leading health care investor in an offering of 4,198,633 shares of its common stock, pre-funded warrants to purchase up to 2,252,979 shares of common stock and warrants to purchase up to 4,838,709 shares of common stock (the "Offering"). The combined offering price for each share of common stock and accompanying warrant is $1.86, and the offering price for each pre-funded warrant and accompanying warrant is $1.85.

The warrants will have an exercise price of $2.23 per share, will not be exercisable until six months after the date of issuance and will have a term of five years from the first date on which they may be exercised. The pre-funded warrants will have an exercise price of $0.01 per share, will be immediately exercisable and will remain exercisable until exercised in full. The proceeds from the Offering, before deducting the placement agents’ fees and other offering expenses payable by Eyenovia, are expected to be $12 million (excluding any proceeds that may be received upon the exercise of the warrants or the pre-funded warrants). The Offering is expected to close on or about August 29, 2023, subject to the satisfaction of customary closing conditions. All of the securities in the Offering are being sold by Eyenovia.

Eyenovia intends to use the net proceeds from this Offering to fund commercialization of a post-ophthalmic surgery product with a PDUFA date in March, 2024 that would, assuming receipt of regulatory approvals, enter a market valued at $1.3 billion. Proceeds will also be used for manufacturing automation activities for the Optejet® device, and for working capital and general corporate purposes.

William Blair is acting as the sole lead-placement agent for the Offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as the co-placement agent for the Offering.

The securities described above are being offered by Eyenovia pursuant to its previously filed shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 23, 2021. The Offering may be made only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement relating to the Offering will be filed with the SEC and, once filed, will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the Offering may also be obtained by contacting William Blair & Company, L.L.C. at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is a commercial stage ophthalmic pharmaceutical technology company developing a pipeline of microdose array print therapeutics based on its Optejet platform. Eyenovia is currently focused on the commercialization of Mydcombi (tropicamide+phenylephrine ophthalmic spray) for mydriasis, as well as the ongoing late-stage development of medications in the Optejet device for presbyopia and myopia progression (partnered with Bausch+Lomb).

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the completion of the Offering, the intended use of net proceeds from the Offering, and potential regulatory approvals and accessible markets for the Company’s product candidates. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:

Eyenovia, Inc.

John Gandolfo

Chief Financial Officer

jgandolfo@eyenovia.com

Eyenovia Investor Contact:

Eric Ribner

LifeSci Advisors, LLC

eric@lifesciadvisors.com

(646) 751-4363

Eyenovia Media Contact:

Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com